EXHIBIT 99.1

      Rogers Corporation Updates Guidance for the Fourth Quarter

    ROGERS, Conn.--(BUSINESS WIRE)--Dec. 21, 2004--Rogers Corporation (NYSE:ROG) today announced revised guidance for its fiscal fourth quarter ending January 2, 2005. Rogers projects fourth quarter net sales to be between $84 and $86 million compared to the October 20, 2004 guidance of $82 to $87 million. Earnings for the quarter are projected to be $0.24 to $0.27 per diluted share versus previous guidance of $0.40 to $0.45 per diluted share.
    High frequency printed circuit materials sales into the wireless infrastructure market will be much lower than expected in the fourth quarter as customers are reducing substantial inventory that exists throughout the supply chain. Robert D. Wachob, President and CEO, commented, "Most of the fourth quarter earnings shortfall is associated with this unforeseen development in combination with our decision to also reduce our own finished goods inventories. However, we believe this inventory correction is beginning to mitigate as last week the order rate began to improve. We expect the first quarter of 2005 to return to a more normal sales level; our inventory reduction will be behind us; cost reductions will be effective the whole quarter, and our productivity will improve."
    Flexible printed circuit material sales are continuing to grow in the wireless handset market, partially offsetting the shortfall in high frequency material sales. However, as Rogers is capacity constrained, almost all of the increased sales this quarter are being manufactured by the Company's 50% owned joint venture, Rogers Chang Chun Technologies (RCCT), where Rogers shares the profits. A significant portion of the sales growth is due to price increases, which only passed through increased raw material costs, thus there is no additional margin on these sales.
    The High Performance Foams business accelerated product qualification trials this quarter at its joint venture's new facility in China. This activity is causing much higher than forecasted expenses, negatively impacting earnings per share but should allow for continued growth in 2005. The new facility should be at a breakeven sales rate by the end of the first quarter of 2005.
    Robert D. Wachob commented, "The fourth quarter reflects the culmination of many initiatives designed to position Rogers to grow in the future and establish a cost structure that will allow us to continue to effectively compete around the world. These initiatives include moving our Elastomer Components business to China, restructuring operations in our high frequency and Durel operations, and three operational start-ups: Carol Stream, Illinois; Rogers China; and a Rogers Inoac Corporation (RIC) plant also in China. Early signs give us confidence that profits will improve in the first quarter of 2005 and be more reflective of Rogers typical performance."
    The Company expects to report the fourth quarter and full year results in February, and will provide guidance for the first quarter 2005, at that time.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    For more information, please contact the Company directly.

    CONTACT: Rogers Corporation
             Financial News Contact:
             James M. Rutledge, 860-774-9605
             Vice President Finance and CFO
             Fax: 860-779-4714
             or
             Editorial and Investor Contact:
             Edward J. Joyce, 860-779-5705
             Fax:  860-779-5509
             edward.joyce@rogerscorporation.com
             http://www.rogerscorporation.com